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LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made as of May 1, 2018 (the “Effective Date”) by and between Cytocom Inc., a Delaware corporation having its principal place of business at 37 North Orange Ave Suite 607 Orlando Florida 32801 United States (“Cytocom”), and Immune Therapeutics Inc., a company registered under the laws of Florida, and having a registered office at 37 North Orange Ave Suite 607 Orlando Florida 32801 (“Licensee”). This Agreement amends and restates in its entirety the license agreement between the parties, dated September 30, 2014.

R E C I T A L S

WHEREAS, Cytocom wishes to facilitate access to its proprietary compounds, immediate release low dose naltrexone (“Lodonal”) and Met-Enkelphline (“MENK”), as a monotherapy and adjunctive therapy in the treatment of patients with immune dysfunction or immune dysregulation indication, including but not limited to HIV/AID, Crohn’s Disease, Fibromyalgia, Infectious Disease, Malaria, and Cancer, in low income countries, as identified in this Agreement;

WHEREAS, to accomplish this goal, Cytocom wishes to grant certain exclusive licenses to Licensee with respect to the manufacture and sale of Lodonal and MENK and products incorporating Lodonal and MENK in the Territory and

WHEREAS, Licensee wishes to obtain such exclusive licenses to facilitate patient access to Product in the Territory, all as more fully described in this Agreement below.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

1. Definitions

1.1 “Active Pharmaceutical Ingredient” or “API” means, individually and collectively, the following active pharmaceutical ingredients: naltrexone (“NTX”) and MENK, the structures of each such compounds are disclosed in the Patents.

1.2 “Affiliate” means, with respect to a party to this Agreement, any corporation, limited liability company or other business entity controlling, controlled by or under common control with such party, for so long as such relationship exists. For the purposes of this definition, control means: (a) to possess, directly or indirectly, the power to direct affirmatively the management and policies of such corporation, limited liability company or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting stock in such corporation, limited liability company or other business entity (or such lesser percent as may be the maximum that may be owned pursuant to applicable law of the country of incorporation or domicile), as applicable.

1.3 “Confidential Information” shall have the meaning set forth in Section 11.1.

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1.4 “Combination Products” means, individually and collectively, NTX Combination Products and MENK Combination Products.

1.5 “Cytocom Distributor” means any third-party distributor that is operating under an agreement with Cytocom for the distribution and sale of Cytocom’s branded product in one or more countries within the Territory.

1.6 “Cytocom Mark” shall have the meaning set forth in Section 2.4(b).

1.7 “Cytocom Supplier” means such contract manufacturing organization designated by Cytocom that the parties may agree to include as part of this definition by written amendment to this Agreement.

1.8 “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.9 “Field” means with respect to a Product, any use that is consistent with the label approved by the FDA or applicable foreign regulatory authority in the country of sale for the use of such Product, including the use of NTX Product for the treatment of immune dysfunction and immune dysfunction. As it relates to use of a Product in animals, the Field shall include any use that is consistent with the label approved by the Office of Minor Use and Minor Species or applicable foreign regulatory authority in the country of sale for the use of such Product.

1.10 “Improvements” shall have the meaning set forth in Section 2.2.

1.11 “Licensed API” means API that is either (a) made by Licensee pursuant to the license grant set forth in Section 2.1; or (b) acquired by Licensee from a Cytocom Supplier or from a Licensed API Supplier on the terms and conditions set forth in Section 3.

1.12 “Licensed API Supplier” means an entity (other than Licensee) that is licensed by Cytocom to manufacture and sell API to third parties in the Field in India.

1.13 “Licensed Know-How” means (a) the know-how actually transferred to Licensee pursuant to the terms of Section 5.5 and (b) any other improvements or modifications to such transferred know-how (x) that are (i) specific to API and (ii) developed and controlled by Cytocom during the term of this Agreement, and (y) specifically excluding any such improvements and modifications, methods and other know-how claimed in any patent or patent application.

1.14 “Licensed Product Supplier” means an entity (other than Licensee) located in Central America, South America, Africa and Caribbean that is licensed by Cytocom to make, use, sell, have sold, offer for sale and export Product in the Field in the Territory.

1.15 “Licensed Technology” means the Patents and the Licensed Know-How.

1.16 “Licensee Distributor” means a third party wholesaler or distributor that is not a Cytocom Distributor and that is operating under an agreement with Licensee for the distribution and sale of Product in the Territory.

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1.17 “MENK Combination Product” means a pharmaceutical product containing MENK in combination with any other active pharmaceutical ingredient other than NTX (in each case subject to the restrictions set forth in Section 2.3(c)(ii)), including any co-formulation, co-packaged product, bundled product, or other type of combination product.

1.18 “MENK Product” means a formulated and finished pharmaceutical product containing MENK as its sole active pharmaceutical ingredient.

1.19 “Minimum Quality Standards” shall have the meaning set forth in Section 6.2(a).

1.20 “Net Sales” means, with respect to a given calendar quarter, the total amount invoiced by Licensee for sales of Product in the Territory to third parties, less the following deductions calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP): (a) freight, insurance, packing, shipping charges, in each case as actually incurred and included as a specific line item on a bill or invoice to such third party; (b) custom duty of imported components, VAT, excise tax, sales tax, or other governmental charges upon or measured by the production, sale transportation, delivery or use of goods, in each case included as a specific line item on a bill or an invoice to such third party; (c) trade, quantity and cash discounts allowed and taken, refunds, chargebacks and any other allowances given (as determined in accordance with GAAP) and taken which effectively reduce the gross amounts billed or invoiced; in each of (a) through (c) to the extent consistently applied across all products of Licensee. Net Sales on Combination Products shall be calculated based on the portion of product Net Sales attributable to Licensed API, as set forth in Section 4.2.

1.21 “NTX Combination Product” means a pharmaceutical product containing NTX in combination with any other active pharmaceutical ingredient (in each case subject to the restrictions set forth in Sections 2.4(c)(i)), including any co formulation, co-packaged product, bundled product, or other type of combination product.

1.22 “NTX/MENK Product” means a formulated and finished pharmaceutical product containing NTX and MENK as its sole active pharmaceutical ingredients. For clarity, NTX/MENK Product is a NTX Combination Product.

1.23 “NTX Product” means a formulated and finished pharmaceutical product containing NTX as its sole active pharmaceutical ingredient.

1.24 “Patents” means (a) the patents and patent applications set forth in Appendix 2 hereto and (b) any other patents or patent applications (and resulting patents therefrom) that are(i) owned or licensed and controlled by Cytocom and its Affiliates during the term of this Agreement and (ii) necessary for Licensee to practice the licenses granted in Section 2 hereof, including patents and patent applications claiming improvements or modifications to the manufacture of API , in each of

(a) and (b) solely to the extent the claims in such patents and patent applications cover the manufacture, use or sale of API.

1.25 “Product” means, individually and collectively, NTX Product, NTX Combination Product, MENK Product and MENK Combination Product.

1.26 “Quarterly Report” shall have the meaning set forth in Section 4.3.

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1.27 “Regulatory Agency” means the local agencies involved in drug approval

1.28 “Royalty Term” shall have the meaning set forth in Section 4.9.

1.29 “Territory” means the countries set forth on Appendix 1. The Territory shall include the United States for Products to be used in animals.

1.30 “Third-Party Resellers” means Licensed Product Suppliers, Licensee Distributors and Cytocom Distributors.

2. License Grants

2.1 Licenses

(a) Product License. Subject to the terms and conditions of this Agreement, Cytocom hereby grants to Licensee a royalty-bearing, exclusive, non-sublicensable (other than a sublicense to an Affiliate in accordance with Section 2.1(c) below), non-transferable license under the Licensed Technology solely to (i) make Product from Licensed API in Africa, Central America, South America and Caribbean, (ii) market, sell, have sold, offer for sale, export from Africa, Central America, South America and Caribbean and import such Product made from Licensed API in the Territory for use in the Field, and (iv) market, sell, have sold, offer for sale, export from Africa, Central America, South America and Caribbean and import such Product made from Licensed API for use in animals in Field in the Territory, including the United States.

(b) Affiliates. Licensee may grant sublicenses under the licenses granted in this Section 2.1 to its Affiliates upon Cytocom’s prior written consent, which such consent shall not be unreasonably withheld. Licensee shall ensure that any such Affiliate complies with all the terms of this Agreement as if they were a party to this Agreement, and Licensee will be liable for the activities of such Affiliates as if such activities were performed by Licensee.

2.2 Restrictions on License Scope. The licenses granted in this Section 2.1 do not include, expressly or by implication, a license under any Cytocom intellectual property right to manufacture, use, sell or distribute any product containing any active pharmaceutical ingredients owned or controlled by Cytocom other than NTX and MENK. The licenses granted under this Section 2.1 shall not extend to any active pharmaceutical ingredient owned or controlled by Cytocom other than NTX and MENK.

2.3 License Grant to Cytocom. Licensee hereby grants to Cytocom a nonexclusive, royalty-free, worldwide, sublicensable license to all improvements, methods (including manufacturing processes), modifications and other know-how, including any chemistry improvements or modifications, developed by or on behalf of Licensee and relating to API or a Product (“Improvements”), subject to the restrictions on further transfer of Licensee’s technology by Cytocom as set forth in Section 5.3. Licensee shall, as between Cytocom and Licensee, own all such Improvements and shall, as between Licensee and Cytocom, have the sole right, but not the obligation, to pursue intellectual property protection with respect to such Improvements.

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2.4 Licensee’s Right to Sell.

(a) Licensed Product Suppliers. Licensee agrees that it will not sell or offer to sell API to any entity other than to Licensed Product Suppliers in Africa, Central America, South America and Caribbean that have been approved by Cytocom in accordance with Section 2.3(d).

(b) Product Sales. Licensee agrees that it will not sell, offer for sale, or assist third parties (including Affiliates) in selling Product in any country outside of the Territory or for any use outside the Field. Licensee agrees that it will prohibit Licensee Distributors from selling Product (i) to any other wholesaler or distributor, (ii) outside the Territory, or (iii) for any purpose outside the Field.

(c) Limitations on Product Combinations.

(i) Licensee will be allowed to manufacture and sell NTX in combination with other active pharmaceutical ingredients in the Territory, provided in each case (A) Licensee has the legal right to manufacture and sell such other active pharmaceutical ingredients in the applicable country in the Territory, and (B) such manufacture and sale is in accordance with the terms and conditions of this Agreement.

(ii) Licensee will be allowed to manufacture and sell MENK in combination with other active pharmaceutical ingredients in the Territory, provided in each case

(A) Licensee has the legal right to manufacture and sell such other active pharmaceutical ingredients in the applicable country in the Territory, and (B) such manufacture and sale is in accordance with the terms and conditions of this Agreement.

(d) Terms of Agreements with Third Party Resellers.

(i) Cytocom Distributors. Licensee may elect to sell Product in the Territory to a Cytocom Distributor for the Field, provided that, Licensee shall only sell to such Cytocom Distributor those Products that are bioequivalent to the branded products Cytocom has granted such Cytocom Distributor the right to sell in such country of the applicable Territory. Licensee shall only allow such Cytocom Distributor to sell such Product within the country(ies) of the applicable Territory for which such Cytocom Distributor has the right to sell branded Cytocom product. Cytocom will provide Licensee with a list, which may be updated by Cytocom from time to time, of the identity of the Cytocom Distributors and their licensed territories.

(ii) Other Third-Party Resellers. Licensee shall require any Third Party Reseller to agree, in a written agreement with Licensee: (A) to comply with the applicable terms of this Agreement and (B) to report to Licensee the information, and allow Licensee to provide Cytocom with the information, described in Section 4.3. Cytocom has the right to audit, on no less than thirty (30) days’ advance notice to Licensee, such records of Licensee to the extent necessary to verify its compliance with this Section 2.3(d). Cytocom will bear the full cost of any such audit.

(iii) Cytocom Approval of Third-Party Reseller Agreements. Licensee shall not enter into any agreements with Third Party Resellers on terms inconsistent with this Agreement without obtaining Cytocom’s prior written approval. If Licensee enters into an agreement with any Third Party Reseller, then Licensee shall notify Cytocom in writing, and shall certify that its arrangement with such Third Party Reseller is consistent with the terms and conditions of this Agreement. Licensee shall provide Cytocom with written copies of all agreements executed between Licensee and Third Party Resellers. Cytocom shall have the right to review all such agreements to verify consistency with the terms and conditions of this Agreement. In the event that any inconsistency is found which had not been specifically discussed and agreed with Cytocom, then Cytocom shall have the right to require Licensee to terminate such agreement.

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(e) Termination of Third-Party Reseller Agreements by Licensee. Licensee shall immediately terminate its agreement(s) with a Third-Party Reseller in the event that such Third Party Reseller engages in activities that Licensee is prohibited from performing under this Agreement, or that are inconsistent with Licensee’s covenants under this Agreement, including without limitation the unauthorized use, sale or diversion by such Third Party Reseller of API or Product outside the Field or the applicable Territory, or upon Licensee first reasonably believing that such Third-Party Reseller has engaged in such activities.

(f) Termination of Third-Party Reseller Agreements by Cytocom. Cytocom may terminate Licensee’s right to sell Product to any Third-Party Reseller, if in Cytocom’s reasonable belief such Third-Party Reseller is not acting in a way that is consistent with Licensee’s covenants under this Agreement, or if Licensee does not terminate Licensee’s agreement with such Third-Party Reseller under the circumstances described in Sections 2.3(d)(iii) or 2.3(e).

2.5 License Limitations.

(a) Cytocom Retained Rights. Licensee hereby acknowledges that Cytocom retains all right, title and interest in API and Products except as explicitly provided in this Agreement, and that Cytocom may license or otherwise convey to third parties rights with respect to API and Products as it wishes without obligation or other accounting to Licensee.

(b) Cytocom Marks. The licenses granted hereunder do not include any license or other right to use any Cytocom trade dress, trademark, trade name, logo or service mark (each, a “Cytocom Mark”) or any word, logo or any expression that is similar to or alludes to any Cytocom Mark, except as provided in Section 6.5.

(c) No Other Licenses.

(i) Licensee agrees that it shall not use any contract manufacturers without obtaining Cytocom’s prior written consent, or grant any sublicenses hereunder to any other person, company or entity, including third parties and Affiliates.

(ii) Except as expressly set forth in this Agreement, Cytocom does not grant any license under any of its intellectual property rights (including, without limitation, Patents or rights to any proprietary compounds or drug substances other than API) to Licensee.

2.6 Future Products. The parties acknowledge that as of the Effective Date, Cytocom is developing a pharmaceutical product for treatment of patients with immune dysfunction and immune dysregulation (“Indication Candidate”). Upon Licensee’s written request given any time following the commencement of Phase 3 clinical studies with respect to the Indication Candidate, the parties will discuss terms and conditions pursuant to which Cytocom would include the Indication Candidate as a Product under this Agreement.

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3. Sourcing of API

3.1 Sourcing of API from API Suppliers. Licensee agrees that it shall not make or use any API other than API that is Licensed API for the manufacture of any Product for sale in the Territory. If Licensee wishes to manufacture Product using API made by either a Cytocom Supplier or a Licensed API Supplier, then Licensee shall notify Cytocom in writing, and shall certify that its arrangement with such Cytocom Supplier or Licensed API Supplier, as applicable, is consistent with the terms and conditions of this Agreement. Licensee shall provide Cytocom with written copies of all agreements between Licensee and such Cytocom Supplier or Licensed API Supplier upon execution. In the event that any inconsistency is found which had not been specifically discussed and agreed with Cytocom, Cytocom shall have the right to require Licensee to terminate such agreement with such Cytocom Supplier or Licensed API Supplier.

3.2 Cytocom Assistance with Cytocom Suppliers. Upon Cytocom’s receipt from Licensee of a written notice describing its intention to obtain Licensed API from a Cytocom Supplier as described in Section 3.1, Cytocom shall use commercially reasonable efforts to assist Licensee in procuring supply of API from such Cytocom Supplier. Cytocom shall not be obligated to assist Licensee in procuring any supply of API from a Licensed API Supplier.

3.3 Conditions of Supply from Cytocom Suppliers. Cytocom shall be a party to any agreement between Licensee and a Cytocom Supplier that provides for the supply of API to Licensee from such Cytocom Supplier. Any such agreement between Cytocom, Licensee and a Cytocom Supplier shall include and be subject to the following conditions:

(a) Cytocom Supply Needs. Licensee shall not obtain API from the Cytocom Supplier until Cytocom has received confirmation in writing from the Cytocom Supplier of its ability to continue to supply Cytocom with Cytocom’s forecasted requirements of API, as reflected in Cytocom’s then-current twelve (12) month forecast for API provided to the Cytocom Supplier.

(b) Consistency with Agreement. The Cytocom Supplier shall be permitted to supply API to Licensee only to the extent that any such supply does not (A) adversely affect its ability to meet Cytocom’s forecasted requirements or (B) adversely affect the Cytocom Supplier’s ability to supply Cytocom’s requirements, whether or not such requirements are consistent with Cytocom’s twelve (12) month forecast. Cytocom shall have the right to terminate any agreement between Licensee and its Cytocom Suppliers if the supply of API from such Cytocom Supplier to Licensee adversely affects Cytocom’s supply requirements as set forth in this Section 3.3(b).

3.4 No Other Arrangements. Licensee agrees that it shall not enter into any agreements, nor amend any existing agreements, for the supply of intermediates or API on terms that are inconsistent with this Agreement without Cytocom’s prior written approval as provided for in this Section 3.

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4. Consideration/Payment Terms/Audit

4.1 Royalty. As consideration for the licenses granted in Section 2, Licensee shall pay Cytocom the following royalties on Net Sales of Product in the Territory for the duration of the Royalty Term:

(a) 1% of Net Sales of NTX Product in the Territory.

(b) 1% of the portion of NTX Combination Product other than NTX/MENK Product Net Sales attributable to the NTX component of such NTX Combination Product in the Territory, as determined in accordance with Section 4.2. In addition, to the extent any such NTX Combination Product also contains MENK, Licensee will also pay Cytocom 1% of the portion of NTX Combination Product (other than NTX/MENK Product) Net Sales attributable to the MENK component of such NTX Combination Product in the Territory, as determined in accordance with Section 4.2.

(c) 1% of Net Sales of NTX/MENK Product in the Territory.

(d) 1% of Net Sales of MENK Product in the Territory.

(e) 1% of the portion of MENK Combination Product Net Sales attributable to the MENK component of such MENK Combination Product in the Territory, as determined in accordance with Section 4.2.

(f) No royalties will be owed on Licensee’s sale of API to other Licensed Product Suppliers, provided such Licensed Product Supplier has executed an agreement with Cytocom requiring such Licensed Product Supplier to pay Cytocom royalties on finished Product containing such API.

(g) No royalties shall be owed on Licensee’s sale of Products for use in animals in the Territory or United States.

(h) Royalties on sales of Product to Cytocom Distributors will be based on Licensee’s invoice price to such Cytocom Distributor.

(i) On a Product by Product and country by country basis, if there is no Product Patent (as defined below) owned or controlled by Cytocom (or its Affiliates) in Africa, Central America, South America and Caribbean or the country in which such Product is sold, and if there is no reasonable possibility of obtaining such a Product Patent within a reasonable period of time (for example, through pending patent applications, the filing of patent applications, or by legal action (including appeals)) in Africa, Central America, South America and Caribbean or the country in which such Product is sold, then Cytocom agrees to negotiate in good faith a reduction on the royalty due with respect to such Product under this Agreement on a country by country basis. As used in this Agreement, “Product Patent” shall mean any patent or patent application claiming any Product or any API contained in such Product, including any patent or patent application claiming the composition of matter for such Product or API, or their formulation, or any patent or patent application claiming the method of use or method of manufacture with respect to such Product or such API.

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(j) If any country within the Territory issues a valid, bona fide compulsory license pursuant to (1) the requirements promulgated under the Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) or (2) valid laws within such country (“Compulsory License”) for any Product, then for the duration of such Compulsory License the royalty payable by Licensee on Net Sales for such Product in such country shall be reduced to the royalty rate paid to Cytocom by such country for such Product under such Compulsory License.

4.2 Adjustment for Combination Products. Solely for the purpose of calculating Net Sales of Combination Products, if Licensee sells Product in the form of a Combination Product containing any Licensed API and one or more other active pharmaceutical ingredients in a particular country, Net Sales of such Combination Product in such country for the purpose of determining the royalty due to Cytocom pursuant to Section 4.1 will be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the invoice price of such Product if sold separately in such country, and B is the total invoice price of the other active pharmaceutical ingredient(s) in the combination if sold separately in such country. If, on a country-by-country basis, such other active pharmaceutical ingredient or ingredients in the Combination Product are not sold separately in such country, but the Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to Cytocom for the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of such Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to Cytocom for the Combination Product will be D/(D+E), where D is the fair market value of the portion of the Combination Products that contains the Product, and E is the fair market value of the portion of the Combination Products containing the other active pharmaceutical ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the Parties, which shall not be unreasonably withheld.

4.3 Reports. Within sixty (60) days after the end of each calendar quarter, Licensee shall provide Cytocom with a detailed report (the “Quarterly Report”) that includes at least the information set forth in this Section 4.3.

(a) Product and API Information. In each Quarterly Report, Licensee agrees to set forth in reasonable detail: (i) amounts of API and Product manufactured by Licensee, (ii) API and Product in Licensee’s stock, (iii) the Third Party Resellers, if any, to which Licensee has provided Product and in what quantities (on a Third Party Reseller by Third Party Reseller basis), (iv) in the case of the sale of any API to third-party manufacturers of Product, the identity of such third parties and quantities of API sold to each such third party and (v) the volume of API or Product that Licensee intends to manufacture over the course of the following 12-month period, on a month by month basis.

(b) Payment Information. In each Quarterly Report, Licensee shall include the following information: (i) total invoiced sales of Product, Net Sales, the deductions used to determine Net Sales, number of units of Product sold, each of which shall be reported on a Product-by-Product and country-by-country basis, (ii) adjustments for Combination Products (pursuant to Section 4.2), (iii) total royalties owed for the calendar quarter, the countries to which the Product has been sent and in what quantities, and (iv) Net Sales by each Third-Party Reseller, if any.

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(c) Regulatory Information. In each Quarterly Report, Licensee shall provide Cytocom with the following information: (i) a list of countries within the Territory for which such regulatory approvals or authorization have been obtained for Product and (ii) a description of activities performed by Licensee, its designee or, to its knowledge any other third party, with respect to the filing, obtaining or maintaining of such regulatory approvals or authorizations within the Territory for any Product.

(d) Certifications; Payments. Together with each Quarterly Report, Licensee shall (i) provide Cytocom with a written certification of the accuracy of the contents of the Quarterly Report, signed by an appropriate Licensee senior officer and (ii) pay royalties due to Cytocom for the calendar quarter covered by such Quarterly Report. Licensee shall provide Quarterly Reports to Cytocom at the address set forth in Section 12.4 below. Licensee shall pay royalties to Cytocom by wire transfer to the bank account indicated by Cytocom.

4.4 Payment Terms; Conversion. Licensee shall make all payments to Cytocom in US Dollars within sixty (60) days following the end of each calendar quarter. With regard to sales in currencies other than US Dollars, conversion from local currency into US Dollars shall be in accordance with Licensee’s normal and customary procedures, as reported in its audited financial statements.

4.5 Records. Licensee shall keep complete and accurate records of API and Product produced and sold in sufficient detail to enable Licensee to determine the amount of royalties due, the parties to whom Product or API was sold, and the countries in which sales occurred.

4.6 Audit. Cytocom has the right to engage an independent public accountant to perform, on no less than thirty (30) days’ advance notice to Licensee, an audit, conducted in accordance with generally accepted auditing standards, of such books and records of Licensee that are deemed necessary by such public accountant to report amounts of API and Product produced, gross sales, Net Sales for the periods requested and accrued royalties. Cytocom will bear the full cost of any such audit unless such audit discloses a difference of more than five percent (5%) from the amount of royalties due. In such case, Licensee shall promptly pay Cytocom any underpayment and shall bear the full cost of such audit.

4.7 Interest. Any amount payable hereunder by Licensee, which is not paid when due in accordance this Section 4, shall bear a pro rata monthly interest rate of one percent (1%) subject to any necessary approvals that may be required.

4.8 Taxes

(a) Withholding Taxes. Licensee shall promptly pay the withholding tax for and on behalf of Cytocom to the proper governmental authority and shall promptly furnish Cytocom with the tax withholding certificate furnished by the Licensee. Licensee shall be entitled to deduct the withholding tax actually paid from such payment due Cytocom. Each party agrees to assist the other party in claiming exemption from such withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

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(b) Other Taxes. Except as provided in this Section 4.8, all taxes or duties in connection with payments made by Licensee shall be borne by Licensee.

4.9 Royalty Term. Royalty payments shall be paid to Cytocom by Licensee on country-by-country basis starting on the date of the first commercial sale of a Product in a country and continuing until the last to occur of the following: (a) the expiration of the last-to-expire Patent containing a valid claim covering the manufacture, use, import, offer for sale or sale of API or Product in such country; and (b) the date of expiration of the last-to-expire Patent containing a valid claim covering the manufacture, use, import, offer for sale or sale of API or Product in Africa, Central America, South America and Caribbean (the “Royalty Term”). Notwithstanding the foregoing, the Royalty Term for any Product will not extend beyond the date on which all Product Patents covering such Product (or the API contained therein) in the United States expire.

5. Intellectual Property

5.1 Maintenance of Patents. Cytocom will be obligated to maintain or enforce the Patents.

5.2 Cooperation. If either party becomes aware of a suspected infringement of any Patent, such party will notify the other party promptly, and following such notification, the parties agree to discuss the scope of such infringement. Cytocom will have the sole right, but not the obligation, to bring an infringement action at its own expense, in its own name, and entirely under its own direction and control. Licensee will have no obligation to assist Cytocom with the enforcement or defense of the Patents.

5.3 Reporting of Improvements. Licensee shall provide Cytocom with an annual report, in writing and in reasonable detail that sets forth any Improvements, including any patent application claiming Improvements. Licensee shall transfer to Cytocom, upon request by Cytocom and at Cytocom’s expense, any know-how owned or controlled by Licensee relating to such Improvements. Any failure to report any such Improvements to Cytocom in accordance with the terms of this Agreement shall constitute a breach of this Agreement and shall provide Cytocom with the right to terminate this Agreement pursuant to Section 10.2. Cytocom shall not transfer any Improvements obtained from Licensee to any third party, provided, however, that Cytocom may transfer Improvements to Cytocom’s own Affiliates and suppliers, provided such Affiliates and suppliers utilize such Improvements solely for the benefit of Cytocom.

5.4 Trademarks

(a) Any Product offered for sale or sold under this Agreement shall have a trade dress, including a distinct color, shape and trade name different from and not likely to be confused with, any product sold by or on behalf of Cytocom. Licensee’s non-performance of the obligations set forth in this Section 5.4(a) shall constitute a material breach of Licensee’s material obligations under this Agreement.

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(b) Licensee shall provide to Cytocom, prior to any regulatory submissions for any Product, or selling or offering for sale any Product, samples of the Product and any packaging, labeling information or marketing materials (including, but not limited to, advertisement and promotional materials) to be used with the Product. Cytocom shall have the right to review and approve the trademark and trade dress for such Product and its packaging to determine if such Product or its packaging is likely to be confused with Cytocom’s trade dress and trademarks, consistent with the requirements set forth in Section 5.4(a). If Cytocom reasonably objects to the trade dress or other aspects of the Product or product packaging based on the requirements set forth in Section 5.4(a), the parties shall discuss in good faith Cytocom’s concerns and Licensee agrees to make such modifications to the Product or packaging as are necessary to address Cytocom’s concerns.

5.5 Technology Transfer. During the term of this Agreement, Cytocom will make the following technology transfers available to Licensee:

(a) Within ninety (90) days following the Effective Date, Cytocom will make a one-time technology transfer available to Licensee of know-how owned or controlled by Cytocom as of the Effective Date relating to the manufacture of NTX and NTX Product to the extent and in the manner specified in Appendix 3 hereto.

(b) Within ninety (90) days following Cytocom’s receipt of marketing approval from the FDA for a NTX/MENK Product, Cytocom will make a one-time technology transfer available to Licensee of know-how owned or controlled by Cytocom relating to the manufacture of MENK and NTX/MENK Product to the extent and in the manner specified in Appendix 3 hereto.

(c) Within ninety (90) days following Cytocom’s receipt of marketing approval from the FDA for an MENK Product, Cytocom will make a one-time technology transfer available to Licensee of know-how owned or controlled by Cytocom relating to the manufacture of MENK Product to the extent and in the manner specified in Appendix 3 hereto.

With respect to each of the foregoing technology transfers, Licensee shall notify Cytocom of its desire to receive such technology transfer within the time period therefor, and following receipt of such notice Cytocom will promptly make the applicable technology transfer. If Licensee does not notify Cytocom of its desire to receive a particular technology transfer within the time period therefor, then Cytocom will be under no obligation to make such technology transfer. The know-how transferred to Licensee pursuant to the terms of this Section 5.5 shall be sufficient to enable Licensee to manufacture API, NTX Product, NTX/MENK Product and MENK Product, as applicable, at commercial-scale quantities. Cytocom shall have no further obligation to transfer any other know-how under this Agreement.

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6. Manufacturing and Commercialization of Product

6.1 Commercialization of Product in the Territory.

(a) Anti-Diversion Programs. Licensee shall provide Cytocom with written notice six (6) months prior to its anticipated first sale of Product in each country within the Territory. Following Cytocom’s receipt of such notice, the parties shall discuss in good faith programs that Licensee may implement to minimize diversion of Product outside of such country, including by using commercially reasonable efforts in ensuring Product is sold direct to patients within such country, as may be determined by the parties. On a country by country basis, if requested by Cytocom at any time either prior to Licensee’s sale of any Product in such country or at any time thereafter, the parties shall discuss and agree upon a written anti-diversion plan that Licensee shall implement to ensure Product is not diverted out of such country (for each such country, the “Anti-Diversion Plan”). Cytocom shall have the right to prohibit Licensee’s sale of Product to any country (the “Subject Country”) within Territory if it reasonably believes that material quantities of Product are being sold, transferred or otherwise diverted from such Subject Country outside the Territory by providing written notice thereof to Licensee (each such notice, a “Diversion Notice”). Except as may be necessary for patients within any Subject Country who have previously initiated their treatment with Product to complete such treatment, upon Licensee’s receipt of a Diversion Notice, Licensee shall immediately cease all sales of Product in, and imports of Product to, the Subject Country(ies) that is covered by such Diversion Notice until such time that Cytocom and Licensee have developed an Anti-Diversion Plan for such Subject Country(ies). Licensee shall not enter into any contractual arrangements or commitments that would prevent it from fulfilling its obligations under this Section 6.1(a).

(b) Promotion. The parties hereto agree that an important purpose of this Agreement is to increase patient access to the Products within the Territory. Except as otherwise provided in this Agreement (including Section 5.4 and 6.1(a) above), Licensee shall have the sole discretion to manage its own commercial strategy to promote and sell the Product in the Territory, provided, however, that Licensee shall not engage in activities that are inconsistent with the first sentence of this Section 6.1(b). By means of example and without limitation, Licensee agrees that Licensee shall not accept patient orders that Licensee does not have the capacity to fill, and shall not obtain API or Product without having the means, either directly or through the use of permitted third parties, to manufacture Product using such API and/or distribute such Product within the Territory.

6.2 Manufacturing Requirements

(a) Minimum Standards. Licensee agrees that it shall manufacture API and Product in a manner consistent with (i) the applicable Indian manufacturing standards, including manufacturing standards promulgated by the Drug Controller General of Africa, Central America, South America and Caribbean (DCGI) (“Minimum Quality Standards”); and (ii) on a country-by-country basis, any applicable national, regional or local standards as may be required by the specific country where Product is sold. Licensee shall meet the Minimum Quality Standards for (1) the NTX Product no later than 24 months following the Effective Date, (2) NTX/MENK Product no later than the second anniversary of the FDA approval date for NTX/MENK Product and (3) MENK Product no later than the second anniversary of the FDA approval date for an MENK Product (if an MENK Product is approved). In addition, Licensee shall meet the Minimum Quality Standards with respect to a particular Product prior to Licensee’s sale of such Product to any country within the Territory.

(b) Audit Right. Licensee hereby agrees to allow Cytocom reasonable access to Licensee’s books and records, facilities and employees solely for the purpose and to the extent required for Cytocom to audit Licensee’s compliance with the requirements of this Section 6.2. Cytocom agrees to provide at least thirty (30) days prior notice of the proposed audit, and agrees that such audits shall not be conducted more than once a year unless circumstances outside the ordinary course of business warrant such an audit (such as an investigation or other government action). During any such suspension, Cytocom and Licensee shall coordinate with each other to provide for the supply of API or Product, as appropriate to ensure that end-user patient requirements are not disrupted as a result of such suspension.

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(c) Remedy for Failure. If Licensee fails at any time to meet the Minimum Quality Standards with respect to the manufacture of API or Product, Cytocom may elect, in its sole discretion and notwithstanding Section 10.2 or 10.3 hereof, to suspend the licenses granted hereunder until such time Cytocom has determined that Licensee has corrected any such failure to Cytocom’s reasonable satisfaction.

(d) Dose Requirements. All Product used or sold by Licensee shall consist of a single dose concentrations of NTX and MENK that are the same as the dose concentration for such agent that has been approved by (i) the FDA or (ii) by (y) DCGI and (z) the appropriate regulatory authority having jurisdiction over such Product in the country of sale. Licensee agrees that it shall manufacture or sell Products only as approved by the FDA for the Field or as approved for use in the Field by the appropriate regulatory authority having jurisdiction over such Product in the country of sale.

6.3 Regulatory Filings and Inspections. Except as provided otherwise herein, Licensee shall be responsible for obtaining and maintaining all applicable regulatory or other approvals or authorizations to carry out its activities in the Territory as set forth in this Agreement. Cytocom may, in its discretion, elect to file for regulatory or other approval or authorization to make and sell API and Product anywhere in the Territory. Upon either party’s request, the other party shall provide non-proprietary data that the other party believes is reasonably necessary to obtain any such approvals, authorizations, permits or licenses. Licensee shall obtain, have and maintain all required registrations for its manufacturing facilities. Licensee shall allow appropriate regulatory authorities to inspect such facilities to the extent required by applicable law, rule or regulation. Cytocom agrees to provide Licensee with NCE Exclusivity, or other regulatory exclusivity, waivers as may be required by the applicable regulatory authorities in order to manufacture or sell Product in the Territory, provided such manufacture and sale by Licensee is compliant with the terms and conditions of this Agreement. Licensee agrees not to pursue or obtain regulatory exclusivity on any Product in any country within the Territory.

6.4 Marketing Materials. Any marketing materials (including, but not limited to, advertisement and promotional materials) used by Licensee and its Third-Party Resellers shall not contain any misstatements of fact, shall be fully compliant with the applicable laws, rules and regulations, and shall be distinct from, and not cause any confusion with, any marketing materials or Products used or sold by Cytocom. Any statements made in such marketing materials regarding Cytocom, including without limitation statements made in reference to Licensee’s collaboration with Cytocom, shall require Cytocom’s prior written approval.

6.5 Product Labeling. Licensee shall expressly state on the labeling of all Products sold or offered for sale under this Agreement that the Product “is manufactured under a license from Cytocom, Inc..”

7. Representations, Warranties and Covenants

7.1 Ability to Perform. Cytocom and Licensee each represent and warrant that

(a) they are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

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(b) this Agreement has been duly executed and delivered, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof; and

(c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such party.

7.2 Diversion of Product and Technology. Licensee covenants and agrees that it shall not: (i) divert or knowingly allow the diversion of API outside of India, (ii) divert or knowingly allow the diversion of Product outside the Territory, (iii) divert or knowingly allow the diversion of Licensed Technology to any third party, except as expressly permitted under this Agreement, or (iv) assist or support, directly or indirectly, any third party in the conduct of the activities described in clauses (i) - (iii) of this Section 7.2. The parties agree that it shall not be a breach of Section 3.1 or this Section 7.2 for Licensee or its Affiliate to file marketing approval applications for any Product in a country outside of the Territory, or for Licensee or its Affiliate to provide developmental quantities of API or Product in support of such marketing approval applications as required by applicable regulatory authorities in such country, it being understood that this provision shall not be construed as expressly or implicitly granting Licensee any right or license under any Cytocom intellectual property right beyond the licenses granted in Section 2.1 of this Agreement.

7.3 Access Promotion. Licensee covenants and agrees that it shall not engage in activities that are contrary to the goal of promoting patient access to Product to satisfy unmet medical needs within the Territory.

7.4 Compliance

(a) General. Licensee covenants and agrees that it shall perform all activities under this Agreement in accordance with all applicable laws and regulations, including, without limitation, with respect to recalls, safety and reporting requirements and shall obtain, have and maintain all necessary regulatory approvals (including in India), marketing authorizations, permits and licenses, at Licensee’s expense for the manufacture and sale of the API and/or Product and any other Licensee activities contemplated under this Agreement.

(b) FCPA and UK Bribery Act. Licensee covenants and agrees that it shall provide to Cytocom on the Effective Date and within thirty (30) days after the beginning of each calendar year thereafter, certification in writing by Licensee of Licensee’s compliance with the United States Foreign Corrupt Practices Act of 1977 and with the UK Bribery Act of 2010.

(c) Conflicts. Neither party shall be required to take any action or perform any obligation under this Agreement to the extent that such action or obligation is in direct conflict with any applicable law, rule or regulation, provided, however, that both Licensee and Cytocom are in agreement regarding (i) the requirements of such law, rule or regulation, and (ii) the affect that such law, rule or regulation has on such action or obligation required under this Agreement.

7.5 Patent Infringement. Licensee covenants and agrees that it shall not infringe the Patents outside the scope of the licenses granted to it pursuant to Section 2.

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7.6 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, CYTOCOM DOES NOT GIVE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT IN THE TERRITORY. Cytocom also does not give any warranty, express or implied, with regard to the safety or efficacy of API or the Product.

8. Liability and Indemnity

8.1 Licensee Indemnity. Licensee shall indemnify, hold harmless and defend Cytocom, and its subsidiaries, licensors, directors, officers, employees and agents (together the “Cytocom Indemnitees”), from and against any and all losses, damages, expenses, cost of defense (including, without limitation, attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts a Cytocom Indemnitee becomes legally obligated to pay because of any claim against it (i) arising out of any breach by Licensee of the terms and conditions of this Agreement, or (ii) for any product liability, liability for death, illness, personal injury or improper business practice, or any other statutory liability or any other liability under any law or regulation, to the extent that such claim or claims are due to reasons caused by or on behalf of Licensee related to API or Product (including, without limitation, its manufacture, use or sale of API or Product). The indemnification obligations of Licensee stated in this Section 8.1 shall apply only in the event that Cytocom provides Licensee with prompt written notice of such claims, grants Licensee the right to control the defense or negotiation of settlement (using counsel reasonably approved by Cytocom), and makes available all reasonable assistance in defending the claims. Licensee shall not agree to any final settlement or compromise with respect to any such claim that adversely affects Cytocom without obtaining Cytocom’s consent.

8.2 Product Liability. Licensee shall be solely responsible in respect of any product liability or any other statutory liability under any regulation, in respect of API or the Product.

8.3 Cytocom Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL CYTOCOM BE LIABLE TO LICENSEE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF BUSINESS OR PROFITS) RELATED TO THIS AGREEMENT, AND SHALL NOT HAVE ANY RESPONSIBILITIES OR LIABILITIES WHATSOEVER WITH RESPECT TO API OR PRODUCT, EVEN IF, IN ANY SUCH CASE, ADVISED OF THE POSSIBILITY OF SUCH CLAIMS OR DEMANDS, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY WHETHER UNDER CONTRACT LAW, TORT LAW (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, STATUTE, WARRANTY OR OTHERWISE.

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9. Insurance

Within thirty (30) days prior to the first commercial launch by Licensee of a Product, and each year thereafter for so long as this Agreement is in effect, Licensee shall provide to Cytocom certificates of insurance by insurers acceptable to Cytocom evidencing comprehensive general liability coverage, including products liability, with a combined limit of no less than one million dollars ($1,000,000.00) for bodily injury, including personal injury, and property damage. Such liability coverage may be in the form of a global policy. Licensee shall not cancel any such policy without at least sixty (60) days prior written notice to Cytocom, and agrees that such policy shall be maintained (or have an extended reporting period) of at least two (2) years after the termination of this Agreement.

10. Term and Termination

10.1 Term. This Agreement shall enter into force upon the Effective Date and, unless earlier terminated as provided herein, shall continue until the expiration of the Royalty Term. Upon expiration of the Royalty Term (but not the earlier termination of this Agreement), and with respect to a particular Product in a particular country in the Territory, subject to the terms and conditions herein with respect to such Product and such country, the licenses granted in Section 2 to Licensee shall become a perpetual, irrevocable, fully paid-up, royalty free license under the Licensed Know-How to develop, make, have made, use, sell, have sold, offer for sale, import and distribute such Product in the Field in such country.

10.2 Termination for Breach. A party (“non-breaching party”) shall have the right to terminate this Agreement in the event the other party (“breaching party”) is in material breach of any of its material obligations under this Agreement. The non-breaching party shall provide written notice to the breaching party. The breaching party shall have a period of thirty (30) days after such written notice is provided to cure such breach. If such breach is not cured within the thirty day period, this Agreement shall effectively terminate.

10.3 Cytocom Right to Terminate

(a) Cytocom shall have the right to terminate this Agreement and/or the licenses granted pursuant to Section 2.1 (whether or not such event constitutes a right of termination pursuant to Section 10.2), immediately if in the reasonable opinion of Cytocom, control (through ownership or otherwise) of Licensee changes.

(b) Cytocom shall have the right to terminate this Agreement and/or the licenses granted pursuant to Section 2.1 (whether or not such event constitutes a right of termination pursuant to Section 10.2), if:

(i) Cytocom reasonably determines that a material quantity of API has been diverted outside of Africa, Central America, South America and Caribbean or to third parties other than Licensed Product Suppliers, or Product made and/or sold by Licensee has been diverted to countries outside the Territory, whether or not by any fault or action or inaction of Licensee;

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(ii) Cytocom reasonably determines that, due to material deficiencies in Licensee’s compliance, or repeated failure to comply, with the Minimum Quality Standards, Licensee is unable to reliably and consistently manufacture API or Product in accordance with the Minimum Quality Standards; or

(iii) Cytocom reasonably determines that Licensee has obtained material quantities of API from sources outside the Territory, or in ways that are inconsistent with the terms and conditions of Section 3.

Cytocom shall give Licensee written notice of any such event and provide Licensee with a period of thirty (30) days after such notice to demonstrate that the conditions giving rise to Cytocom’s determination no longer exist to Cytocom’s reasonable satisfaction. If Licensee is unable to do so, this Agreement shall be terminated effective upon the thirtieth (30th) day following such notice.

(c) (i) For clarity, and notwithstanding anything to the contrary in this Agreement, with respect to a particular Product, and on a Product-by-Product and country-by-country basis, if there is no Product Patent owned or controlled by Cytocom (or its Affiliates) in Africa, Central America, South America and Caribbean and a particular country outside of the Territory, and if there is no reasonable possibility of obtaining such a Product Patent within a reasonable period of time (for example, through pending patent applications, the filing of patent applications, or by legal action (including appeals)) in Africa, Central America, South America and Caribbean and such country outside of the Territory, it shall not be deemed to be a breach of this Agreement for Licensee to supply such Product in such country and Licensee shall not be obligated to pay Cytocom any royalty therefor; provided that Licensee obtained applicable regulatory approval in such country.

(ii) Similarly, on an API-by-API and Product-by-Product basis, it shall not be deemed to be a breach of the Agreement for Licensee: (x) to manufacture API in any country where there is no Product Patent owned or controlled by Cytocom (or its Affiliates) covering such API in such country, and there is no reasonable possibility of obtaining such a Product Patent within a reasonable period of time (for example, through pending patent applications, the filing of patent applications, or by legal action (including appeals) in such country; (y) to sell such API referred to in clause (x) of this Section 10.3(c)(ii) in any country where there is no Product Patent owned or controlled by Cytocom (or its Affiliates) covering such API in such country, and there is no reasonable possibility of obtaining such a Product Patent within a reasonable period of time (for example, through pending patent applications, the filing of patent applications, or by legal action (including appeals) in such country; or (z) to manufacture and/or sell Product incorporating such API referred to in clause (x) of this Section 10.3(c)(ii) in in any country where there is no Product Patent owned or controlled by Cytocom (or its Affiliates) covering such Product (or the API contained therein) in such country, and there is no reasonable possibility of obtaining such a Product Patent within a reasonable period of time (for example, through pending patent applications, the filing of patent applications, or by legal action (including appeals) in such country.

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(d) For further clarity, and notwithstanding anything to the contrary in this Agreement, it shall not be deemed to be a breach of the Agreement for Licensee to supply an API or Product outside the Territory into a country where: (i) the government of such country has issued a Compulsory License relating to such API or Product allowing for the importation of such API or Product into such country, provided that Licensee’s supply of Product or API into such country is solely within the scope and geographic range of such Compulsory License and only for the duration that such Compulsory License is in effect; and/or (ii) the Government of Africa, Central America, South America and Caribbean has issued a Compulsory License allowing for the export of an API or Product from Africa, Central America, South America and Caribbean and into such country, provided that: (Y)(1) there are no Product Patents owned or controlled by Cytocom (or its Affiliates) issued in such country or (2) a Compulsory License has also been issued by the relevant authorities of such country; and (Z) Licensee’s supply of Product or API into such country is solely within the scope and geographic range of the Compulsory License issued by the Government of India, and only for the duration that such Compulsory License is in effect.

10.4 Licensee Right to Terminate. Licensee will have the right to terminate this Agreement for its convenience on an API-by-API basis upon thirty (30) days prior written notice to Cytocom, which such notice may be given at any time following the fifth anniversary of the Effective Date. Any written notice given under this Section 10.4 shall expressly identify the API(s) for which Licensee desires to terminate its license from Cytocom (each, a “Terminated API”). In the event of any such termination, with respect to any such Terminated API, the following terms shall apply as of the effective date of termination for such API (the “API Termination Date”).

(a) All licenses granted by Cytocom under this Agreement with respect to such Terminated API, and any other rights granted by Cytocom with respect to such Terminated API, including without limitation Cytocom’s obligation to make a technology transfer available with respect to such API pursuant to Section 5.5 (to the extent such technology transfer has not already occurred), shall terminate and all Sections of this Agreement shall be interpreted to exclude such Terminated API therefrom.

(b) Without limiting the foregoing clause (a) of this Section 10.4, the licenses granted by Cytocom under the Licensed Technology related to such Terminated API or any Product incorporating such Terminated API to make, use, sell, offer for sale, export from Africa, Central America, South America and Caribbean or import such Terminated API and/or any Product containing such Terminated API shall terminate.

(c) Termination of any license with respect to any API under this Section 10.4 shall not relieve Licensee of any obligation accruing on or prior to the API Termination Date therefor, including the obligation to pay royalties pursuant to Article 4 on Net Sales of any Product sold prior to the API Termination Date. Upon termination of all API licensed to Licensee under this Agreement, this Agreement shall be deemed terminated in its entirety pursuant to Section

10.4. Nothing set forth in this Section 10.4 shall be deemed a waiver by Cytocom to enforce any Patent or any other intellectual property right owned or controlled by Cytocom against Licensee for any activities Licensee may undertake with respect to any Terminated API or Product incorporating such Terminated API after any such API Termination Date.

10.5 Insolvency. In the event that Licensee becomes insolvent, makes an assignment to the benefit of creditors, or has a petition in bankruptcy filed for or against it, Cytocom shall have the right to treat such event as a material breach.

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10.6 Waiver. The waiver by either party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

10.7 Survival. On a Product-by-Product and API-by-API basis, Sections 1, 2.2 (with respect to Improvements developed prior to the effective date of expiration or termination), 2.4(a), 2.4(b), 2.4(c)(ii), 4.3 (with respect to API and Product manufactured and/or sold prior to the effective date of expiration or termination), 4.5 (for a period of 3 years following the effective date of expiration or termination), 4.6 (for a period of 3 years following the effective date of expiration or termination), 5.3 (for a period of 1 year following the effective date of expiration or termination of the Agreement, and solely with respect to Improvements developed prior to the effective date of expiration or termination), 7.6, 8, 9, 10.1, 10.4(c), 10.6, 10.7, 11 and 12 shall survive (a) termination or expiry of this Agreement or (b) in the event that Licensee terminates its license with respect to API pursuant to Section 10.4, the API Termination Date with respect to such Terminated API. Except as otherwise provided in this Section 10.7, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

11. Confidentiality and Publications

11.1 Confidential Information. All information of proprietary nature, including technology and know-how (“Confidential Information”), disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) hereunder shall (a) be used solely and exclusively by the Receiving Party in a manner consistent with the licenses and rights granted hereunder; (b) be maintained in confidence by the Receiving Party; and (c) not be disclosed to any third party or used for any purpose except to exercise its rights and perform its obligations under this Agreement. The foregoing confidentiality obligations shall not apply if the Receiving Party can demonstrate by competent written evidence that such information: (i) is known by the Receiving Party at the time of its receipt and, not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records; (ii) is in the public domain other than as a result of any breach of this Agreement by the Receiving Party; (iii) is subsequently disclosed to the Receiving Party on a non-confidential basis by a third party who may lawfully do so; or (iv) is independently discovered or developed by the Receiving Party without the use of Confidential Information provided by the Disclosing Party, as documented by the Receiving Party’s business records. Within thirty (30) days after any expiration or termination of this Agreement, Receiving Party shall destroy (and certify to the Disclosing Party such destruction) or return all Confidential Information provided by the Disclosing Party except as otherwise set forth in this Agreement. One (1) copy of the Confidential Information may be retained in the Receiving Party’s files solely for archival purposes as a means of determining any continuing or surviving obligations under this Agreement. The confidential obligations under this Agreement shall survive this Agreement for a period of five (5) years.

11.2 Press Release. Each party may disclose to third parties or make public statements, by press release or otherwise, regarding the existence of this Agreement, the identity of the parties, the terms, conditions and subject matter of this Agreement, or otherwise in reference to this Agreement, provided such disclosures or statements are accurate and complete with respect to the subject matter thereof and the information disclosed therein.

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11.3 Use of Name. Except as provided for under Section 11.2, neither party shall use the other party’s name, logo or trademarks for any purpose including without limitation publicity or advertising, except with the prior written consent of the other party.

12. Miscellaneous

12.1 Agency. Neither party is, nor will be deemed to be, an employee, agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party. Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.2 Entire Understanding. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous communications, representations or understandings, and agreements, whether oral or written, between the parties relating to the subject matter hereof.

12.3 Severability. The parties hereby expressly state that it is not their intention to violate any applicable rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable with regard to any particular country by a court of competent jurisdiction, then, to the extent possible, such void or unenforceable provision shall be replaced by a valid and enforceable provision which will achieve as far as possible the economic business intentions of the Parties. The provisions held to be void or unenforceable shall remain, however, in full force and effect with regard to all other countries. All other provisions of this Agreement shall remain in full force and effect.

12.4 Notices

(a) Any notice or other communication to be given under this Agreement, unless otherwise specified, shall be in writing and shall be deemed to have been provided when delivered to the addressee at the address listed below (i) on the date of delivery if delivered in person or (ii) three days after mailing by registered or certified mail, postage paid:

In the case of Cytocom:

Cytocom Inc

37 North Orange Ave Suite 607

Orlando, Florida 32801

Attention: Noreen Griffin

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Facsimile:

In the case of Licensee:

Immune Therapeutics Inc

37 North Orange Ave Suite 607

Orlando, Florida 32801

Attention: Peter Anstrom

With a copy to:

Austin Legal Group

3990 Old Town Ave., Suit A-112

San Diego CA 92110

U.S.A.

Attention: Gina Austin

(b) Either party may change its address for communications by a notice in writing to the other party in accordance with this Section 12.4.

12.5 Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of Florida, without regard to its choice of law principles.

12.6 Arbitration

(a) All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators.

(b) Each party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the Request for Arbitration within thirty (30) days of being requested to do so, or if the respondent should fail to appoint an arbitrator in its Answer to the Request for Arbitration within thirty (30) days of being requested to do so, the other party shall request the ICC Court to make such appointment.

(c) The arbitrators nominated by the parties shall, within thirty (30) days from the appointment of the arbitrator nominated in the Answer to the Request for Arbitration, and after consultation with the parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal. Should such procedure not result in an appointment within the thirty (30) day time limit, either party shall be free to request the ICC Court to appoint the third arbitrator.

(d) Orlando, Florida shall be the seat of the arbitration.

(e) The language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

(f) This arbitration agreement does not preclude either party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either party’s domicile. Conservatory or interim measures sought by either party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

(g) In the event that any issue shall arise which is not clearly provided for in this arbitration agreement the matter shall be resolved in accordance with the ICC Arbitration Rules.

12.7 Assignment. Cytocom is entitled to transfer and assign this Agreement and the rights and obligations under this Agreement on notice to Licensee. Licensee is not entitled to transfer or assign this Agreement or the rights and obligations under this Agreement.

12.8 Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

[signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the Effective Date.

Cytocom Inc

By:
Name:
Title:
Date:

Immune Therapeutics Inc

By:
Name:
Title:
Date:

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Appendix 1

Territory

1.	Argentina	37.	Kenya	64.	Sudan
2.	Angola	38.	Kiribati	65.	Swaziland
3.	Antigua and Barbuda	39.	Lesotho	66.	Tajikistan
4.	Benin	40.	Liberia	67.	Tanzania, U. Rep. of
5.	Bhutan	41.	Madagascar	68.	Togo
6.	Bolivia	42.	Malawi	69.	Uruguay
7.	Botswana	43.	Mali	70.	Tonga
8.	Burkina Faso	44.	Mauritania	71.	Uganda
9.	Burundi	45.	Mauritius	72.	Uzbekistan
10.	Brazil	46.	Mozambique	73.	Vanuatu
11.	Cameroon	47.	Namibia	74.	Venezuela
12.	Cape Verde	48.	Nicaragua	75.	Zambia
13.	Central African Republic	49.	Niger	76.	Zimbabwe
14.	Chad	50.	Nigeria
15.	Chile	51.	Pakistan
16.	Congo, Rep	52.	Peru
17.	Congo, Dem. Rep. of	53.	Rwanda
18.	Côte d’Ivoire	54.	São Tomé and Príncipe
19.	Columbia	55.	Senegal
20.	Coro	56.	Seychelles
21.	Cuba	57.	Sierra Leone
22.	Djibouti	58.	Solomon Islands
23.	Dominica	59.	Somalia
24.	Eritrea	60.	South Africa
25.	Ethiopia	61.	South Sudan
26.	Equatorial Guinea	62.	Sri Lanka
27.	Ecuador	63.	St. Vincent and the Grenadines
28.	Gabon
29.	Gambia
30.	Ghana
31.	Guatemala
32.	Guinea
33.	Guinea-Bissau
34.	Guyana
35.	Haiti
36.	Honduras

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Appendix 2

Patents

Appendix 3

Terms for Technology Transfer

Cytocom will make the following information available to Licensee in accordance with Section 5.5 to fully enable Licensee to manufacture API, NTX Product, NTX/MENK Product and MENK Product, as applicable, at commercial-scale quantities and in compliance with Cytocom’s required quality specifications:

1.	Manufacturing process descriptions, specifications and methods;

2.	Stability data;

3.	Analytical method validation; and

4.	Discussion of impurities.

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